Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Forms S-3 Nos. 33-96852, 333-82526, and 333-181173) of Mid-America
Apartment Communities, Inc.,
(2) Registration Statement (Form S-3 No. 333-180257) pertaining to the Dividend and Distribution
Reinvestment and Share Purchase Plan of Mid-America Apartment Communities, Inc.,
(3) Registration Statement (Form S-8 No. 333-123945) pertaining to the Non-Qualified Deferred Compensation Plan for Outside Company Directors of Mid-America Apartment Communities, Inc.,
(4) Registration Statement (Form S-8 No. 333-115834) pertaining to the Fourth Amended and
Restated 1994 Restricted Stock and Stock Option Plan and the 2004 Stock Plan of Mid-America
Apartment Communities, Inc., and
(5) Registration Statement (Form S-8 No. 33-91416) pertaining to the 1994 Employee Stock
Purchase Plan of Mid-America Apartment Communities, Inc.

of our reports dated December 6, 2012, January 22, 2013, December 14, 2012, and January 24, 2013, with respect to the statement of revenue and certain expenses of the Acquired Properties for the year ended December 31, 2012 included in the Current Report (Form 8-K) of Mid-America Apartment Communities, Inc. filed with the SEC on March 22, 2013; and we further consent to the reference of our firm under the caption “Experts” in such registration statements and in any related prospectus and prospectus supplements.

/s/ Watkins Uiberall, PLLC

Memphis, Tennessee
May 3, 2013